FORM OF SHAREHOLDER
SERVICES AND DISTRIBUTION PLAN

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN

This Shareholder Services and Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Investment Funds Inc. , a business corporation organized under the laws of the State of Maryland (the "Corporation"), in respect to the Smith Barney Hansberger Global Small Cap Value Fund (the "Fund"), subject to the following terms and conditions:

	Section 1.  Annual Fee.

(a) Class A Service Fee. The Corporation will pay to the distributor of the Fund's shares of beneficial interest, Smith Barney Inc., a corporation organized under the laws of the State of Delaware (the "Distributor"), a service fee under the Plan at an annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class A shares sold by the Distributor (the "Class A Service Fee").

(b) Service Fee for Class B shares. The Corporation will pay to the Fund's Distributor a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class B shares sold by the Distributor (the "Class B Service Fee").

(c) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Corporation will pay the Distributor a distribution fee under the Plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class B shares sold by the Distributor (the "Class B Distribution Fee").

(d) Service Fee for Class C shares. The Corporation will pay to the Fund's Distributor a service fee under the plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class C shares sold by the Distributor (the "Class C Service Fee").

(e) Distribution Fee for Class C shares. In addition to the Class C Service Fee, the Corporation will pay the Fund's Distributor a distribution fee under the plan at the annual rate of 0.75% of the average daily net assets of the Fund attributable to the Class C shares sold by the Distributor (the "Class C Distribution Fee").

(f) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Corporation with respect to the foregoing classes of the Fund's shares (each a "Class" and together, the "Classes") at the annual rates indicated above.

Section 2.  Expenses Covered by the Plan.

With respect to expenses incurred by each Class, its respective Service Fees and/or Distribution Fees may be used by the Distributor for: (a) costs of printing
and distributing the Fund's prospectuses, statements of additional information
 and
reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (c) an allocation of overhead and other branch office distribution-related expenses of the
 Distributor;
(d) payments made to, and expenses of, the Distributor's financial consultants and other persons who provide support services to Fund shareholders in connection with the distribution of the Fund's shares, including but not limited to, office space
and equipment, telephone facilities, answering routine inquires regarding the
 Fund
and its operation, processing shareholder transactions, forwarding and collecting
proxy material, changing dividend payment elections and providing any other shareholder services not otherwise provided by the Fund's transfer agent; and
 (e)
accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee and, in the case of Class B and Class C shares, the contingent
deferred sales charge received by the Distributor; provided, however, that the Distribution Fees may be used by the Distributor only to cover expenses primarily
intended to result in the sale of those shares, including, without limitation, payments to the Distributor's financial consultants at the time of the sale of the
shares. In addition, Service Fees are intended to be used by the Distributor primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin
to accrue immediately after the sale of such shares.

Section 3.  Approval by Shareholders

The Plan will not take effect, and no fees will be payable in accordance with
Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Class.
 The
Plan will be deemed to have been approved with respect to a Class, so long as a
majority of the outstanding voting securities of the Class votes for the approval of
the Plan, notwithstanding that: (a) the Plan has not been approved by a majority of
the outstanding voting securities of any other Class; or (b) the Plan has not been
approved by a majority of the outstanding voting securities of the Fund.

Section 4.  Approval by Directors

Neither the Plan nor any related agreements will take effect until approved by
 a
majority vote of both (a) the Board of Directors and (b) those Directors who are not
interested persons of the Corporation and who have no direct or indirect financial
interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting
on the Plan and the related agreements.

	Section 5.  Continuance of the Plan.

The Plan will continue in effect with respect to each Class until October 31, 1998 and thereafter for successive twelve-month periods with respect to each Class;
provided, however, that such continuance is specifically approved at least annually by the Directors of the Corporation and by a majority of the Qualified
 Directors.

	Section 6.  Termination.

The Plan may be terminated at any time with respect to a Class (i) by the Corporation without the payment of any penalty, by the vote of a majority of the
outstanding voting securities of such Class or (ii) by a majority vote of the Qualified Directors. The Plan may remain in effect with respect to a particular
Class even if the Plan has been terminated in accordance with this Section 6 with
respect to any other Class.


Section 7.  Amendments.

The Plan may not be amended with respect to any Class so as to increase materially the amounts of the fees described in Section 1 above, unless the amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Class. No material amendment to the Plan may be made unless approved by the Corporation's Board of Directors in the manner described above.

Section 8.  Selection of Certain Directors.

While the Plan is in effect, the selection and nomination of the Corporation's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the
Fund.

	Section 9.  Written Reports

In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Corporation's Board of Directors and the Board will review, at least quarterly, written reports complying
with the requirements of the Rule, which set out the amounts expended under the

Plan and the purposes for which those expenditures were made.

	Section 10.  Preservation of Materials.

The Corporation will preserve copies of the Plan, any agreement relating to the

Plan and any report made pursuant to Section 9 above, for a period of not less than
six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

	Section 11.  Meanings of Certain Terms.

As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those
terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act, by the
 Securities
and Exchange Commission.



 IN WITNESS WHEREOF, the Fund has executed the Plan as of October ____,
1997.


	SMITH BARNEY INVESTMENT FUNDS INC.,
		On behalf of
	Smith Barney Hansberger Global Small Cap Value Fund


By: ____________________________________
     Heath B. McLendon
     Chairman of the Board